Our File No. 26242-0001 / D/JLT/472430.2

June 9, 2003

Storage Alliance Inc.
725, 435 Fourth Avenue SW
Calgary, AB T2P 3A8

Dear Sirs:

Re: Common Stock of Storage Alliance Inc. Registered on Form SB-2

We have acted as counsel to Storage Alliance Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 3,602,045 shares of the Company's common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on June 9, 2003, the Company is registering for resale:

(a) 588,235 shares of common stock (the "First Tranche Shares") which were issued to a certain selling stockholder in a private placement on May 14, 2003;

(b) up to 2,000,000 shares of common stock (the "Second Tranche Shares") which are issuable to a certain selling stockholder upon this Registration Statement being declared effective by the Securities and Exchange Commission;

(c) up to 350,000 shares of common stock (the "Warrant Shares") which are issuable to a certain selling stockholder upon exercise of certain share purchase warrants issued in connection with the private placement on May 14, 2003;

(d) up to 40,000 shares of common stock (the "Placement Shares") which are issuable to a certain selling stockholder upon the exercise of certain share purchase warrants issued in partial payment of placement fees; and

(e) 623,810 shares of common stock (the "Other Shares") which were issued in a private placement on February 5, 2003.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i) the First Tranche Shares were duly and validly authorized and issued, fully paid and non-assessable;

(ii) the Second Tranche Shares have been duly authorized and, if and when issued in accordance with the terms of a Subscription Agreement, dated May 14, 2003 (as further described in the Registration Statement), will be duly and validly authorized and issued, fully paid and non-assessable;

(iii) the Warrant Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable;

(iv) the Placement Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

(iv) the Other Shares were duly and validly authorized and issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

VZH/jlt